Meehan Focus Fund
811-09575
Form N-SAR - A for period ended 4/30/03
Exhibit No. 077K000000



On April 11, 2003, Tait, Weller & Baker resigned as independent public accountant for the Company. Brady, Martz & Associates, P.C. was selected as the Company's independent public accountant. The Company's selection of Brady, Martz & Associates, P.C. as its independent public accountant was recommended by the Company's audit committee and was approved by the Company's Board of Directors.

The reports on the financial statements audited by Tait, Weller & Baker for the years ended October 31, 2000 through October 31, 2002 for the Company did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements between the Company and Tait, Weller & Baker on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Tait, Weller & Baker would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements of such years.